Exhibit 4.2

MULTIMETAVERSE HOLDINGS LIMITED

2024 SHARE INCENTIVE PLAN

Section 1. PURPOSE AND EFFECTIVE DATE

(a) Purpose. The MultiMetaVerse Holdings Limited 2024 Share Incentive Plan (the “Plan”) is intended to promote the interests of the Company and its shareholders by (i) promoting the growth and success of MultiMetaVerse Holdings Limited (the “Company”) by linking a significant portion of Participant compensation to the increase in the value of the Company’s Shares, (ii) attracting and retaining non-employee directors, executive personnel and other key employees by offering incentives to achieve a competitive incentive compensation program, (iii) rewarding innovation and outstanding performance as important contributing factors to the Company’s growth and progress thereby aligning the interests of the executive officers, employees, Directors and Consultants with those of the Company’s shareholders by reinforcing the relationship between Participant rewards and shareholder gains obtained through the achievement by Plan Participants of short-term objectives and long-term goals, and (iv) encouraging executive officers, employees, Directors and Consultants to obtain and maintain an equity interest in the Company.

(b) Effective. The Plan will become effective on and after the Effective Date.

Section 2. DEFINITIONS

Capitalized terms used but not otherwise defined in the Plan shall have the following meanings:

“Act” shall mean the Securities Exchange Act of 1934, as amended.

“Affiliate” means any Person that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company.

“Award” means a grant of any type of award permitted under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under this Plan.

“Board” means the Board of Directors of the Company.

“Cause” means a determination by the Company that the Participant has committed an act or acts constituting any of the following: (i) dishonesty, fraud, misconduct or negligence in connection with Participant’s duties to the Company, (ii) unauthorized disclosure or use of the Company’s confidential or proprietary information, (iii) misappropriation of a business opportunity of the Company, (iv) materially aiding Company competitor, (v) a felony (or crime of similar magnitude under non-U.S. laws) conviction, (vi) failure or refusal to attend to the duties or obligations of the Participant’s position, (vii) violation or breach of, or failure to comply with, the Company’s code of ethics or conduct, any of the Company’s rules, policies or procedures applicable to the Participant or any agreement in effect between the Company and the Participant or (viii) other conduct by such Participant that could be expected to be harmful to the business, interests or reputation of the Company. The determination as to whether Cause for a Participant’s termination exists will be made in good faith by the Company and will be final and binding on the Participant. This definition does not in any way limit the Company’s or Subsidiary’s ability to terminate a Participant’s employment or services at any time. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement, or other applicable agreement with any Participant, provided that such document supersedes the definition provided in this definition.

“Change of Control” of the Company means the occurrence of any of the following events or circumstances:

●	any “person” (within the meaning of Section 13(d) or 14(d) of the Act), including a “group” within the meaning of such Section 13(d) (but excluding the Company and any of its Subsidiaries and any employee benefit plan sponsored or maintained by the Company or any of its Subsidiaries), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total Fair Market Value or voting power of the Company (“Company Securities”);

●	if at any time a majority of the members of the Board of Directors were not members of the Board of Directors in the prior twelve months;

●	the consummation of a merger or consolidation involving the Company, or the acceptance by the security holders of the Company of equity securities in an exchange, where the persons who were the beneficial owners of the Company securities outstanding immediately prior to such merger, consolidation or exchange, do not beneficially own, directly or indirectly, immediately after such merger, consolidation or exchange, securities representing more than 50% of the combined voting power of the then outstanding Company securities or voting securities of the acquiring company in such merger, consolidation or exchange, in substantially the same proportions as their ownership of the Company securities immediately prior to such merger, consolidation or exchange; or

●	a sale, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, however, that a Change of Control shall not be deemed to have occurred where: (A) the Company sells, exchanges or otherwise disposes of or transfers all or substantially all of its assets to another corporation which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of Company Securities in substantially the same proportion as their ownership of the Company Securities immediately prior to such transaction; and (B) such corporation expressly assumes all outstanding Awards.

“Committee” means the Compensation Committee of the Board (or such other committee of the Board with the same or similar authority).

“Consultant” means a Person or entity rendering services to the Company or an Affiliate other than as an employee of any such entity or a Director.

“Director” means a member of the Board.

“Disability” means total and permanent disability that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Employee” means any officer or employee employed by any the Company and any Subsidiary thereof in a common-law employee-employer relationship.

“Employer” means the Company and any Subsidiary thereof.

“Fair Market Value” means the closing sales price (or average of the quoted closing bid and asked prices if there is no closing sales price reported), per Share on a particular date of the Share. If the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Committee, in its discretion, will be used.

“GAAP” means U.S. generally accepted accounting principles.

“Participant” means an Employee, Director or Consultant selected by the Committee to receive an Award under the Plan.

“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement from among, including but not limited to the following measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied: profit before tax, billings, revenue, gross margin, earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, share-based compensation expenses, depreciation, and amortization), operating profit, net profit, earnings per share, total shareholder return, the Company’s Share price, the Company’s market capitalization.

“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Factors will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

“Person” has the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof.

“Restricted Shares” means any Shares granted as part of RSUs under Section 7 of the Plan.

“Service” means the provision of services to the Company or its Affiliates in the capacity of (i) an Employee, (ii) a Director, or (iii) a Consultant.

“Share” means a Class A ordinary share of the Company.

“Subsidiary” means any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power, including entities controlled by the Company through VIE contractual arrangements.

“VIE” means variable interest entities.

Section 3. POWERS OF THE COMMITTEE

(a) Eligibility. Each Employee, Director or Consultant who, in the opinion of the Committee, has the capacity to contribute to the success of the Company is eligible to be a Participant in the Plan. Subject to the approval of the Board, at the request of any Employee, Director or Consultant, an Award may be granted to an entity affiliated with such person.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine which Employees, Directors or Consultants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of Shares subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration. The Plan shall be administered by the Committee. The Committee shall have full discretionary authority to administer the Plan, including but not limited to the authority to: (i) interpret the provisions of the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, (iii) select persons to receive Awards, (iv) determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on Performance Factors) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy withholding obligations for tax liabilities legally due, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine; (v) determine the number of Shares or other consideration subject to Awards, (vi) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry the Plan into effect, and (vii) make all other determinations necessary or advisable for the administration of the Plan. The Committee’s decisions (including any failure to make decisions), unless in contravention of any express term of the Plan, shall be binding upon all persons having an interest in any Award under the Plan, including the Company, shareholders, Employers, and each Employee, Director, Consultant or Participant, and shall be given deference in any proceeding with respect thereto.

(d) Delegation to Other Committees or Officers. The Committee may delegate to the Company’s Chief Executive Officer and/or to such other officer(s) of the Company, the power and authority to make and/or administer Awards under the Plan with respect to individuals who are below the position of an officer of the Company, pursuant to such conditions and limitations as the Committee may establish and only the Committee or the Board may select, and grant Awards to, executive officers or exercise any other discretionary authority under the Plan in respect of Awards granted to such executive officers. Unless the Committee shall otherwise specify, any delegate shall have the authority and right to exercise (within the scope of such person’s delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

(e) Indemnification. The Company will indemnify and hold harmless each member of the Board and the Committee, and each officer or member of any other committee to whom a delegation under Section 3(d) has been made, as to any acts or omissions with respect to the Plan or any Award to the maximum extent that the law and the Company’s memorandum and articles of association permit.

Section 4. MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of Shares that are available for Awards shall be 9,810,000, representing 29.7% of the then outstanding ordinary shares of the Company. Awards may be satisfied from the transfer of Shares held in treasury or the issuance of authorized but unissued shares of the Company not reserved for any other purpose.

(b) Canceled, Terminated or Forfeited Awards, Etc. Any Share subject to an Award which for any reason expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance or transfer of any Share shall again be available for grant under the Plan.

(c) Adjustments. In the event of any dividend, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the shares of Shares or the share price of a Share, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan; (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan.

Section 5. EFFECTIVE DATE, AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN OR AWARDS

(a) Effective Date. This Plan shall become effective on the date of its adoption by the Board or a committee of the Board duly authorized by the Board (the “Effective Date”).

(b) Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable award agreement.

(c) Amendment, Modification, and Termination. At any time and from time to time, the Board or the Committee may terminate, amend or modify the Plan; provided, however, that to the extent necessary to comply with applicable laws, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, unless the Board decides to follow home country practice not to seek the shareholder approval for any amendment or modification of the Plan. Such amendment, modification and termination may not, without the written consent of a Participant, impair any of such Participant’s rights under any Award previously granted.

Section 6. OPTIONS

(a) Option. An option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable (the “Option”). The Committee may grant Options to eligible Employees, Consultants, and Directors and will determine the number of Shares subject to the Option, the exercise price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.

(b) Option Grant. An Option may be, but need not be, awarded upon satisfaction of certain Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length, and starting date of any Performance Period for each Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

(c) Grant Date. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date (the “Grant Date”). The Award Agreement will be delivered to the Participant within a reasonable time after the granting of the Option.

(d) Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option, provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

(e) Exercise Price. The exercise price of an Option will be determined by the Committee when the Option is granted, provided that the exercise price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

(f) Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through the authorized third-party administrator), and (b) full payment for the Shares with respect to which the Option is exercised (together with an amount sufficient to satisfy withholding obligations for any applicable tax liabilities legally due). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the register of members of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 4(c) of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(g) Termination of Service. If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then this Option will expire at the close of business on the date 90 days after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(i) Death or Disability. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within 90 days after Participant’s Service terminates other than for Cause or because of the Participant’s Disability) or the Participant’s Disability, any unvested Options which otherwise would have vested within one year of the Participant’s termination shall immediately vest and will no longer be subject to the restrictions of and forfeiture. The Participant’s Options must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(ii) Cause. Unless otherwise determined by the Committee, if the Participant’s Service terminates for Cause, then Participant’s Options (whether or not vested) will expire on the date of termination of Participant’s Service if the Committee has reasonably determined in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Service), or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in an employment agreement, Award Agreement, or other applicable agreement, Cause will have the meaning set forth in the Plan.

Section 7. RESTRICTED STOCK UNITS

(a) Restricted Share Units. A Restricted Share Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled by issuance of those Shares (which may consist of Restricted Shares) or in cash. All RSUs will be made pursuant to an Award Agreement.

(b) Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (i) the number of Shares subject to the RSU, (ii) the time or times during which the RSU may be settled, (iii) the consideration to be distributed on settlement, and (iv) the effect of the Participant’s termination of Service on each RSU, provided that no RSU will have a term longer than ten (10) years. An RSU may be, but need not be, awarded upon satisfaction of certain Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (i) determine the nature, length, and starting date of any Performance Period for the RSU; (ii) select from among the Performance Factors to be used to measure the performance, if any; and (iii) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different Performance Factors and other criteria.

(c) Form and Timing of Settlement. Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both.

(d) Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

Section 8. Automatic Vesting on a Change of Control.

In the case of a Change of Control, unless otherwise provided in an award agreement, all unvested outstanding Awards shall automatically vest immediately prior to such Change of Control.

Section 9. GENERAL PROVISIONS

(a) No Rights to Awards. No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, Employees, and other persons uniformly.

(b) No Shareholders Rights. No Award gives the Participant any of the rights of a Shareholder of the Company unless and until Shares are in fact issued or transferred to such person in connection with such Award.

(c) Taxes. No Shares shall be delivered under the Plan to any Participant until such Participant has made arrangements acceptable to the Committee for the satisfaction of any income and employment tax withholding obligations under applicable laws. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by applicable laws to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy any income and payroll tax liabilities applicable to the Participant with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Committee, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for the applicable income and payroll tax purposes that are applicable to such supplemental taxable income.

(d) No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Employer to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employment or services of any Employer.

(e) Unfunded Status of Awards. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to the Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other Person. To the extent any Person holds any rights by virtue of an Award granted under the Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(f) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s memorandum and articles of association, by contract, as a matter of law, or otherwise.

(g) Insider Trading Policy. Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers, and/or Directors of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.

(h) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval (if required), nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of share awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

(i) Securities Law and Other Regulatory Compliance. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control and other laws, rules, and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable and/or (b) completion of any registration or other qualification of such Shares under any state, federal, or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification, or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange, or automated quotation system, and the Company will have no liability for any inability or failure to do so.

(j) Certificates. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends, and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state, or foreign securities law, or any rules, regulations, and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted, and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

(k) Transferability. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a permitted transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate.

(l) Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(m) Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(n) Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

(o) Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by the applicable laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

(p) Government and Other Regulations. The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all applicable laws, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register any of the Shares paid pursuant to the Plan under the Securities Act or any other similar law in any applicable jurisdiction. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act or other applicable laws, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

(q) Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of British Virgin Islands.

(r) Appendices. The Committee may approve such supplements, amendments or appendices to the Plan as it may consider necessary or appropriate for purposes of compliance with applicable laws or otherwise and such supplements, amendments or appendices shall be considered a part of the Plan.